CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Wright Managed Income Trust and to the use of our report dated February 25, 2015 on the financial statements and financial highlights of Wright Total Return Bond Fund and Wright Current Income Fund, each a series of shares of The Wright Managed Income Trust.  Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 28, 2015